SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) December 24, 1997



                            PEASE OIL AND GAS COMPANY
             (Exact name of registrant as specified in its charter)



          Nevada                     0-6580                     84-0285520
-----------------------------  ---------------------          -------------
(State or other jurisdiction   (Commission File No.)         (I.R.S. Employer
 of incorporation                                            Identification No.



         751 Horizon Court, Suite 203, Grand Junction, Colorado      81506-8718
            (Address of principal executive offices)                 (Zip Code)


     Registrant's telephone number including area code: (970) 245-5917


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Item 5.           OTHER EVENTS

         As discussed in the Registrant's quarterly report on Form 10-QSB at September 30, 1997, the Registrant began exploring the possibility of selling all its Rocky Mountain oil and natural gas assets, including the gas plant, service and supply operations, and the oil and gas properties, late in the third quarter of 1997. In order to explore this possibility, the Registrant engaged, on a best efforts basis, a divestment specialist firm to develop and distribute a package to potential purchasers. The divestment package was completed and distributed in November 1997. Today, the Registrant has entered into negotiations to sell all the Rocky Mountain assets to a single purchaser. The closing of this contemplated transaction is subject to several contingencies, including, but not limited to, due diligence, future commodity prices and the execution of a mutually agreeable Purchase and Sale Agreement.

     Because the potential purchaser intends to hedge the acquired production, the purchase price of this transaction will be subject to the future commodity prices at the time a Purchase and Sale Agreement is executed. With the recent volatility in the commodities market, the Registrant cannot determine at this time what the ultimate purchase price may be. However, based on current oil and gas prices the expected purchase price will be substantially below the carrying value of the corresponding assets and the Registrant expects a fourth quarter charge between $5.5 and $6.5 million associated with this transaction. Should the transaction close within the first quarter of 1998, as expected, an impairment loss would be recognized in the fourth quarter of 1997. If these assets are sold, the future of the Registrant will be dependent on the success of its planned Gulf Coast exploration program and the ability of the Registrant to raise the necessary capital to complete that program.

         The Registrant believes that the potential loss on the contemplated sale is a result of certain recent events and circumstances that have transpired in the Rocky Mountain region and throughout the entire oil and gas industry. In particular, the Denver-Julesburg Basin ("DJ Basin"), where most of the
Registrant's Rocky Mountain assets are held, has recently experienced several significant divestitures from major producers in that area. The Registrant believes that these major divestitures, compounded with the recent drop in oil and gas prices, have depressed both the marketability of the assets and the current potential selling price.

         However, the Registrant has decided to pursue the sale of its Rocky Mountain assets in light of its focus on expanding its operations through an aggressive exploration program in the Gulf Coast. Even if the contemplated sale falls through, it is still reasonably likely that the Rocky Mountain assets will be sold sometime within the next year. Therefore, should the contemplated sale fall through, the Company will complete an evaluation of the ultimate recoverability of all the Rocky Mountain assets pursuant to Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of ("SFAS No. 121"). When certain events or changes in circumstances indicate that the carrying amount of an asset (or group of assets) that an entity expects to sell may not be fully recoverable, SFAS No. 121 requires impairment to be recognized to the extent the carrying amount exceeds the estimated fair value. Accordingly, the Registrant would likely recognize a similar impairment charge on the Rocky Mountain assets during the fourth quarter of 1997 even if the assets are not sold in the contemplated transaction since it believes the carrying value of those assets is not likely to be recovered before they are ultimately disposed of.

         The loss on the contemplated sale (or the potential impairment charge) will represent a significant portion of the expected net loss in 1997. Should a formal Purchase and Sale Agreement be executed in the future, the Registrant will then file the appropriate Pro-forma Financial Statements and Exhibits as required by Item 2 of Form 8-K.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 1997

                                           PEASE OIL AND GAS COMPANY



                                       By:_________________________________
                                          Willard H. Pease, Jr., President




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